Exhibit 99.1
TPG RE Finance Trust, Inc. Reports Operating Results for the Quarter and Full Year Ended December 31, 2024
February 18, 2025
NEW YORK--(BUSINESS WIRE)--TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) reported its operating results for the quarter and full year ended December 31, 2024.
Regarding fourth quarter and year ended 2024 results, Doug Bouquard, Chief Executive Officer of TRTX, said: “During 2024 we out earned our annual common stock dividend rate of $0.96 per share. We ended the year with $321 million of cash and near-term available liquidity, a 100% performing loan portfolio, unchanged risk ratings, and a $5 million quarter-over-quarter decline in our CECL reserve. In the fourth quarter, we originated $242 million of new loan investments, received $110 million of loan repayments, and registered our second consecutive quarter of net growth in earning assets. For the year, we originated $562 million of loan investments, and continue to focus on opportunistic capital deployment to build long-term shareholder value. We believe that the Company’s active pipeline reflects the many new investment opportunities we see in an increasingly attractive real estate credit landscape in 2025.”
FOURTH QUARTER 2024 ACTIVITY
•Recognized GAAP net income attributable to common stockholders of $6.9 million, or $0.09 per common share, based on a diluted weighted average share count of 80.9 million common shares. Book value per common share was $11.27 as of December 31, 2024.
•Generated Distributable Earnings and Distributable Earnings Before Realized Losses of $7.8 million, or $0.10 per common share, and $17.6 million, or $0.22 per common share, respectively, based on a diluted weighed average share count of 80.9 million common shares.
•Declared on December 13, 2024 a cash dividend of $0.24 per share of common stock which was paid on January 24, 2025 to common stockholders of record as of December 27, 2024. The Company paid on December 30, 2024 to stockholders of record as of December 20, 2024 a quarterly dividend on its 6.25% Series C Cumulative Redeemable Preferred Stock of $0.3906 per share.
•Originated two first mortgage loans with total loan commitments of $242.0 million, an aggregate initial unpaid principal balance of $225.2 million, a weighted average interest rate of Term SOFR plus 3.33%, a weighted average interest rate floor of 3.25% and a weighted average as-is loan-to-value ratio of 59.6%. Additionally, funded $4.7 million of future funding obligations associated with previously originated and acquired loans.
•Completed two foreclosures resulting in the acquisition of three multifamily properties with an aggregate fair value of $89.9 million at foreclosure.
•Received loan repayments of $110.2 million, including three full loan repayments of $94.7 million, involving the following property types: 70.4% multifamily; 21.9% life science; and 7.7% office.
•Weighted average risk rating of the Company’s loan portfolio was 3.0 as of December 31, 2024, unchanged from September 30, 2024.
•Carried at quarter-end an allowance for credit losses of $64.0 million, a decrease of $5.3 million from $69.3 million as of September 30, 2024. The quarter-end allowance equals 187 basis points of total loan commitments as of December 31, 2024, a decline of 18 basis points from 205 basis points as of September 30, 2024.
•Recognized credit loss expense of $4.6 million, or $0.06 per basic and diluted common share.

•Ended the quarter with $320.8 million of near-term liquidity: $175.2 million of cash-on-hand available for investment, net of $15.0 million held to satisfy liquidity covenants under the Company’s secured financing agreements; undrawn capacity under secured financing arrangements of $128.1 million; and undrawn capacity under asset-specific financing arrangements and secured revolving credit facility of $2.5 million.
•Non-mark-to-market borrowings represented 77.0% of total borrowings at December 31, 2024.
FULL YEAR 2024 ACTIVITY
•Recognized GAAP net income attributable to common stockholders of $59.7 million, or $0.75 per common share, based on a basic and diluted weighted average share count of 79.9 million common shares.
•Generated Distributable Earnings and Distributable Earnings Before Realized Losses of $76.5 million, or $0.96 per common share, and $86.2 million, or $1.08 per common share, respectively, based on a diluted weighed average share count of 79.9 million common shares.
•Declared cash dividends of $78.7 million, or $0.96 per common share, representing a 11.3% annualized dividend yield based on the December 31, 2024 closing price of $8.50, and an 8.5% annualized dividend yield based on the December 31, 2024 book value per common share of $11.27.
•Originated eight first mortgage loans with total loan commitments of $562.3 million, an aggregate initial unpaid principal balance of $532.0 million, a weighted average interest rate of Term SOFR plus 3.29%, a weighted average interest rate floor of 3.28% and a weighted average loan-to-value ratio of 63.1%. Additionally, funded $41.1 million of future funding obligations associated with previously originated loans. Unfunded commitments at December 31, 2024 were $127.9 million, or 3.7% of total loan commitments.
•Received loan repayments of $673.4 million, including full loan repayments of $609.6 million on 14 loans, involving the following property types: 40.8% multifamily; 16.6% hotel; 15.7% office; 10.9% industrial; 6.4% other; 5.6% mixed-use; and 4.0% life science.
•Retired $34.8 million, $184.6 million, and $18.2 million of liabilities associated with TRTX 2019-FL3, TRTX 2021-FL4, and TRTX 2022-FL5, respectively, during the year.
•Increased non-recourse, non-mark-to-market asset specific financings by $72.0 million.
•Carried a CECL reserve of $64.0 million as of December 31, 2024, compared to $69.8 million as of December 31, 2023. The year-end allowance equals 187 basis points of total loan commitments as of December 31, 2024 compared to 190 basis points as of December 31, 2023.
•Recognized credit loss expense of $4.1 million, or $0.05 per basic and diluted common share.
SUBSEQUENT EVENTS
•Closed on February 13, 2025 a three-year extension and amendment to the Company's existing 100% recourse, secured revolving credit facility with a syndicate of seven lenders agented by Bank of America NA. Pursuant to the amendment, the commitment amount under the secured revolving credit facility increased to $375.0 million from $290.0 million, material economic and structural terms remain unchanged, and the new maturity date is February 13, 2028.
The Company issued a supplemental presentation detailing its fourth quarter and full year 2024 operating results, which can be viewed at http://investors.tpgrefinance.com/.

CONFERENCE CALL AND WEBCAST INFORMATION
The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 9:00 a.m. ET on Wednesday, February 19, 2025. To participate in the conference call, callers from the United States and Canada should dial +1 (877) 407-9716, and international callers should dial +1 (201) 493-6779, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website at http://investors.tpgrefinance.com/event.
REPLAY INFORMATION
A replay of the conference call will be available after 12:00 p.m. ET on Wednesday, February 19, 2025 through 11:59 p.m. ET on Wednesday, March 5, 2025. To access the replay, listeners may use +1 (844) 512-2921 (domestic) or +1 (412) 317-6671 (international). The passcode for the replay is 13751074. The replay will be available on the Company’s website for one year after the call date.
ABOUT TRTX
TPG RE Finance Trust, Inc. is a commercial real estate finance company that originates, acquires, and manages primarily first mortgage loans secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of global alternative asset management firm TPG Inc. (NASDAQ: TPG). For more information regarding TRTX, visit https://www.tpgrefinance.com/.
FORWARD-LOOKING STATEMENTS
This earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the investments of TPG RE Finance Trust, Inc. (the “Company” or “TRTX”); global economic trends and economic conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, stress to the commercial banking systems of the U.S. and Western Europe, labor shortages, currency fluctuations and challenges in global supply chains; the Company's ability to originate loans that are in the pipeline and under evaluation by the Company; financing needs and arrangements; and the risks, uncertainties and factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such risk factors may be updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements, among others, relating to the Company’s active pipeline reflecting the many new investment opportunities we see in an increasingly attractive real estate credit landscape in 2025, are forward-looking statements, and the Company cannot assure you that it will achieve such results. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise. Past performance is not indicative nor a guarantee of future returns. Yield data are shown for illustrative purposes only and have limitations when used for comparison or for other purposes due to, among other matters, volatility, credit or other factors.
INVESTOR RELATIONS CONTACT
+1 (212) 405-8500
IR@tpgrefinance.com
MEDIA CONTACT
TPG RE Finance Trust, Inc.
Courtney Power
+1 (415) 743-1550
media@tpg.com

Non-GAAP Financial Measures Reconciliation
Distributable Earnings
Distributable Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to our common stockholders, including realized gains and losses from loan write-offs, loan sales and other loan resolutions (including conversions to real estate owned (“REO”)), regardless of whether such items are included in other comprehensive income or loss, or in GAAP net income (loss), and excluding (i) non-cash stock compensation expense, (ii) depreciation and amortization expense (which only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments), (iii) unrealized gains (losses) (including credit loss expense (benefit), net), and (iv) certain non-cash or income and expense items.
We believe that Distributable Earnings provides meaningful information to consider in addition to our net income (loss) and cash flow from operating activities determined in accordance with GAAP. We generally must distribute at least 90% of our net taxable income annually, subject to certain adjustments and excluding any net capital gains, for us to continue to qualify as a real estate investment trust for U.S. federal income tax purposes. We believe that one of the primary reasons investors purchase our common stock is to receive our dividends. Because of our investors’ continued focus on our ability to pay dividends, Distributable Earnings is an important measure for us to consider when determining our distribution policy and dividends per common share. Further, Distributable Earnings helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan investment and operating activities.
Distributable Earnings excludes the impact of our credit loss provision or reversals of our credit loss provision, but only to the extent that our credit loss provision exceeds any realized credit losses during the applicable reporting period. See Note 2 to our Consolidated Financial Statements included in our Form 10-K for additional details regarding our accounting policies and estimation of our allowance for credit losses.
Distributable Earnings does not represent net income (loss) or cash generated from operating activities and should not be considered as an alternative to GAAP net income (loss), an indication of our GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Distributable Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Distributable Earnings may not be comparable to the Distributable Earnings reported by other companies.

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Distributable Earnings

The table below reconciles GAAP net income attributable to common stockholders and related diluted per share amounts to Distributable Earnings and related diluted per share amounts ($ in thousands, except weighted average share and per share data):

	Three Months Ended,		Year Ended,
	December 31, 2024	Per Diluted Share(1)	December 31, 2024	Per Diluted Share(1)
Net income attributable to common stockholders	$6,909	$0.09	$59,666	$0.75
Depreciation and amortization	4,131	0.05	15,987	0.20
Non-cash stock compensation expense	1,886	0.02	6,387	0.08
Credit loss expense, net	4,629	0.06	4,147	0.05
Distributable earnings before realized losses from loan resolutions	$17,555	$0.22	$86,187	$1.08
Realized loss on loan write-offs related to REO conversions	(9,729)	(0.12)	(9,729)	(0.12)
Distributable earnings	$7,826	$0.10	$76,458	$0.96
Weighted average common shares outstanding, diluted	80,931,861		79,888,044
Dividends declared	$19,978	$0.24	$78,661	$0.96
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(1)Numbers presented may not foot due to rounding.
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